Exhibit 99.1

Cross Country Healthcare to Present at Bank of America Merrill Lynch Health Care Conference

BOCA RATON, Fla.--(BUSINESS WIRE)--May 2, 2012--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to make a presentation on Tuesday, May 15, 2012, at 3.00 p.m. Pacific Time at the Bank of America Merrill Lynch Health Care Conference being held in Las Vegas, Nevada at the Encore at the Wynn Las Vegas.

Cross Country’s presentation will be webcast and accessible to the public online via the Company’s web site at www.crosscountryhealthcare.com. Replays will be available for 90 days after the presentation. Through this link, visitors will be able to access the Company’s presentation made by Joseph A. Boshart, Chief Executive Officer of Cross Country Healthcare, Inc., who will provide an overview of Cross Country’s business and prospects.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trial services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top four providers of temporary physician staffing (locum tenens) services; as well as a leading provider of clinical trial staffing services, retained physician search services and educational seminars specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,100 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide our healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com